     Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements (a) on Form S-8 No. 333-163406 of Suntech Power Holdings Co., Ltd. filed with the SEC on November 30, 2009 and on Form S-8 No. 333-137125 of Suntech Power Holdings Co., Ltd. filed with the SEC on September 6, 2006 pertaining to the Equity Incentive Plan of Suntech Power Holdings Co., Ltd. and (b) on Form F-3 No. 333-159378 filed with the SEC on May 21, 2009 of our report dated May 3,2011 with respect to the audited financial statements of Global Solar Fund S.C.A., SICAR for the year ended December 31, 2010 included in the Annual Report on Form 20-F of Suntech Power Holdings Co., Ltd, for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Ernst & Young S.A.

/s/ Alain Kinsch
Luxembourg, May 3, 2011